EXHIBIT 99.1
For immediate release
Investor Relations contact:
Chad Rubin, The Trout Group LLC — 646.378.2947
Media contact:
Lauren Townsend, Spectrum Science Communications — 202.955.6222 Ext. 2510
DUSA ELECTS ALEXANDER CASDIN TO BOARD OF DIRECTORS
WILMINGTON, Mass. (January 29, 2009) — DUSA Pharmaceuticals, Inc. ® (NASDAQ GM: DUSA) announced today that Alexander W. Casdin has been elected to its Board of Directors, effective immediately. Mr. Casdin fills the vacancy created when D. Geoffrey Shulman, MD resigned from the Board effective December 1, 2008.
Mr. Casdin is founder of Casdin Advisors LLC where he serves as a strategic advisor to the life sciences industry. In addition, he is a member of the advisory board of the Social Enterprise Program at Columbia Business School. Before founding Casdin Advisors in 2008, Mr. Casdin, an investment professional, worked as CEO and Portfolio Manager of Cooper Hill Partners, a healthcare investment fund. He joined Cooper Hill in September 2001 from Pequot Capital Management, where he was the Portfolio Manager of the Pequot Healthcare Fund. Prior to that, Mr. Casdin worked at the Dreyfus Corporation as a health care analyst, covering all areas of health care including pharmaceuticals, biotechnology, and medical device companies. He holds an MBA from Columbia Business School, and a Bachelor’s degree from Brown University.
“We are delighted that Mr. Casdin has agreed to join our Board,” said Jay Haft, Esq., DUSA’s Chairman of the Board of Directors. “His broad background in the life sciences sector will greatly contribute to the expertise of the DUSA Board.”
“I look forward to working with DUSA and becoming an active and contributing member of the DUSA Board,” said Mr. Casdin. “The company is in a good position to exploit its core PDT technology platform,” continued Casdin, “while continuing to grow its current revenue base in dermatology.”

About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® photodynamic therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of Grade 1 or 2 actinic keratoses of the face or scalp. DUSA is also researching additional indications for Levulan PDT, including oral leukoplakia in collaboration with the National Institutes of Health (NIH) and the prevention of AK’s and SCC’s in immunosuppressed solid organ transplant recipients. DUSA is based in Wilmington, Massachusetts. Please visit the company’s Web site at www.dusapharma.com for more information.
Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to the anticipated contributions of the new board member and expectations for growth of its revenue base. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, actions by health regulatory authorities, sufficiency of funds, results of clinical trials, reliance on third party manufacturers, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2007, and other SEC filings from time to time.
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